THE CHUBB SERIES TRUST

A special meeting of shareholders of each Portfolio of The Chubb Series Trust (the Trust ) was held at the office of Chubb Life Insurance Company of America, One Granite Place, Concord, New Hampshire, on Thursday, December 12, 1996 at 10 am with the following purpose:

1) Approval of a new Investment Advisory Agreement between the Trust and J.P. Morgan Investment Management, Inc., an affiliate of Morgan Guaranty Trust Company of New York, the Trust s current sub-investment adviser.

Accordingly, the Trust s Board approved a new Investment Advisory
Agreement between the Trust and Morgan.  Chubb Investment
Advisory resigned as the Trust s investment manager, transfer and dividend disbursing agent.

The Trust entered into an Administrative Services Agreement with Morgan Guaranty. Funds Distributor, Inc., ( FDI ), will serve as the Trust s distributor and co-adminstrator. State Street Bank and Trust Company will serve as custodian and transfer and disbursing agent for The Trust.

The Trust changed its name to JPM Series Trust II and the Portfolio s names to:
  JPM Treasury Money Market Portfolio
  JPM Bond Portfolio
  JPM Equity Portfolio
  JPM Small Company Portfolio
  JPM International Equity Portfolio

VOTE FOR:        1,626,375.480
VOTE AGAINST:    0.000

2)     The election of three new Trustees:

  John R. Rettberg
  Retired; Consultant, Northrop Grumman Corporation since
January 1995
  John F. Ruffle
  Retired; Consultant, J. P. Morgan since June 1993
  Kenneth Whipple, Jr.
  Executive Vice President, Ford Motor Company, President,
Ford Financial Services Group,  and Director, Ford Motor Credit
Company since 1988.

  CURRENT TRUSTEES:
       Harry H. Bird, MD
       Charles E. Clough
       Peggy A. Stock
       Charles F. Leahy

VOTE FOR:        1,626,375.480
VOTE AGAINST:    0.000


3)     Ratified and approved the election of Price Waterhouse LLP
as independent auditors of the Trust      for the Trust s fiscal year
ending December 31, 1997.

VOTE FOR:        1,626,375.480
VOTE AGAINST:    0.000